EXHIBIT 99.1

For Information: Paul V. Dufour	For Immediate Release
Telephone: (972) 401-7391	July 29, 2003

IMCO RECYCLING SAYS HIGHER INTERNATIONAL

PROFITABILITY HELPED ITS SECOND QUARTER RESULTS

Irving, Texas—IMCO Recycling Inc. (NYSE:IMR) today reported second quarter 2003 net earnings of $2.5 million or $.17 per common diluted share, equaling net earnings of $2.5 million or $.17 per share recorded in the same period last year.

Don V. Ingram, chairman and chief executive officer, said: “In the second quarter, our full ownership of VAW-IMCO of Germany, formerly a joint venture, and the recent expansion of our Mexican plant increased the processing volume and profitability of our international segment. These improvements offset a decline in results from the company’s domestic aluminum segment.”

VAW-IMCO operates two aluminum recycling and foundry alloy facilities and is a leading supplier to the European auto industry and the containers and packaging and building and construction markets.

In March 2003 IMCO Recycling signed an agreement that finalized the redemption value of shares in VAW-IMCO held by a partner. This agreement resulted in VAW-IMCO becoming a consolidated subsidiary of IMCO Recycling, effective March 1, 2003.

The company previously reported VAW-IMCO’s financial results under the equity method of accounting which recorded only IMCO Recycling’s 50 percent share of VAW-IMCO’s after-tax earnings.

Mr. Ingram said technological improvements are lowering

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the company’s use of natural gas per pound processed but that increases in the cost of this fuel compared with the year-ago period negatively affected second quarter profitability. “In addition,” he said, “the high cost and scarcity of scrap in the second quarter was the major cause of a decline in the performance of our specialty alloys plants that supply the North American auto industry. Processing volume at our domestic aluminum recycling facilities remained weak in the period because of the continued low level of U.S. manufacturing activity. Volume at these plants is also being affected by decreased demand from can stock producers, the lower aluminum beverage can recycling rate and the continued shutdown of primary aluminum smelters in the Pacific Northwest. All of these factors contributed to a 48 percent decline in the second quarter income of our domestic aluminum segment.

“We are aggressively pursuing additional long-term supply agreements that could raise our aluminum recycling volume later this year and in 2004,” Mr. Ingram said. “Also, the expected strengthening of U.S. industrial activity will help improve the performance of this segment. In the meantime, we will continue to emphasize cost reductions and productivity improvements in our manufacturing plants.”

The second quarter profitability of the company’s zinc segment improved from the year-ago level due to a rise in processing volume and a slight increase in the zinc price.

Looking forward, Mr. Ingram said he does not expect improvement in domestic aluminum recycling volume in the third quarter, and that the company’s specialty alloys plants and VAW-IMCO will be affected in the period by the traditional shutdown of auto manufacturing facilities for model changeovers. “As a result of these facts and general economic uncertainties, we now

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expect our third quarter 2003 earnings to fall between the range of this year’s first and second quarters.”

IMCO Recycling’s second quarter and first half 2003 processing volume, revenues, cost of sales, selling, general and administrative expense and borrowing costs all increased significantly from year-ago levels because of the consolidation of VAW-IMCO’s operations and greater production at the company’s Mexican facility. Revenues rose more than processing volume because the majority of VAW-IMCO’s volume is based on product sales that include the cost of metal purchased, processed and sold.

Total second quarter processing volume was 768.2 million pounds, 24 percent above volume of 620.0 million pounds in the same period last year.

Revenues rose 32 percent to $238.7 million from $180.5 million in the second quarter of 2002.

IMCO Recycling’s net earnings in the first half of 2003 totaled $3.8 million or $.26 per share. In the same period of 2002 net earnings were $2.9 million or $.20 per share before the cumulative effect of a required accounting change regarding amortization of goodwill that was adopted effective January 1, 2002. After the effect of the accounting change, IMCO recorded a net loss of $55.8 million or $3.79 per share for the first half of 2002.

Processing volume in the first six months of 2003 increased 16 percent to 1.43 billion pounds from 1.23 billion pounds in the same period last year.

Revenues rose 28 percent to $433.8 million from $338.4 million in the first half of 2002.

The public and media are invited to listen to IMCO Recycling’s conference call that will begin at 10:30 A.M.(EDT)

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tomorrow. To access the call, log on to the web at http://www.firstcallevents.com/service/ajwz384725958gf12.html. If you are unable to access the call on a live basis, it will be archived on the website www.imcorecycling.com for two weeks. To access the replay, click on For The Investor and go to News Releases.

IMCO Recycling Inc. is the world’s largest recycler of aluminum and zinc. The company has 22 U.S. production plants and five international facilities located in Brazil, Germany, Mexico and Wales. IMCO Recycling’s headquarters office is in Irving, Texas.

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SECOND QUARTER 2003 SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding estimated third quarter net earnings, anticipated benefits from cost reductions and productivity gains, the effect upon the company’s recycling volume later this year and in 2004 of pursuing long-term supply agreements, the expected strengthening of U.S. industrial activity and the expected positive impact of same upon the performance of the company’s aluminum recycling segment, the expected lack of improvement in domestic aluminum recycling volume in the third quarter of 2003 and the impact on the company’s specialty alloy plants and VAW-IMCO of the shutdown of auto manufacturing facilities for model changeovers. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described therein. These risks and uncertainties would include, without limitation, a continuation of weak demand resulting from U.S. and worldwide economic conditions; risks related to the price of aluminum and zinc on world and U.S. markets; the company’s ability to refinance its credit facilities to finance its business plans; future natural gas and other fuel costs of the company; the financial condition of its customers and the retention of its major customers; additional future write-downs and impairment charges that are currently unforeseen; the timing and amounts of collections; utilized capacity of the company’s various facilities; future levels and timing of capital expenditures; fluctuations in operating margins for the various products and services the company provides; availability of aluminum scrap and other metal supplies in the U.S. and abroad that the company processes; the ability of the company to enter into effective metals, natural gas and other commodity derivatives; business conditions in the aluminum and zinc industries, as well as the steel and automotive industries; the future mix of products and services sold; the future mix of product sales vs. tolling business; currency exchange fluctuations; and other risks listed in the company’s filings with the Securities and Exchange Commission, including but not limited to the reports on Form 10-K for the fiscal year ended December 31, 2002 and Form 10-Q for

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the quarter ended June 30, 2003, particularly the sections entitled “Cautionary Statements For Purposes of Forward-Looking Statements” contained therein.

IMCO Inc. and Subsidiaries Recycling

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2003	2002	2003	2002
REVENUES	$238,726	$180,509	$433,809	$338,410
Cost of sales	221,613	166,537	404,789	315,849

GROSS PROFIT	17,113	13,972	29,020	22,561

Selling, general and administrative expense	8,726	7,092	16,731	12,759
Fees on receivables sale	291	432	581	851
Interest expense	3,704	2,504	6,053	4,755
Interest and other (income)	(45)	(190)	22	(292)
Equity in loss (earnings) of affiliates	14	(372)	(911)	(644)

	12,690	9,466	22,476	17,429

Earnings before provision for income taxes, minority interests and accounting change	4,423	4,506	6,544	5,132

Provision for income taxes (benefit)	1,847	1,789	2,493	1,983

Earnings before minority interests and accounting change	2,576	2,717	4,051	3,149

Minority interests, net of provision for income taxes	113	183	265	233

Earnings before accounting change	2,463	2,534	3,786	2,916

Cumulative effect of accounting change (after tax)	—	—	—	(58,730)

Net earnings (loss)	$2,463	$2,534	$3,786	$(55,814)

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	For the three months ended June 30,		For the six months ended June 30,
	2003	2002(1)	2003	2002(1)
Net Earnings (Loss) Per Common Share:
Basic earnings before accounting change	$0.17	$0.17	$0.26	$0.20
Cumulative effect of accounting change	—	—	—	(4.02)

Basic earnings (loss) per share	$0.17	$0.17	$0.26	$(3.82)

Diluted earnings before accounting change	$0.17	$0.17	$0.26	$0.20
Cumulative effect of accounting change	—	—	—	(3.99)

Diluted earnings (loss) per share	$0.17	$0.17	$0.26	$(3.79)

Weighted Average Shares Outstanding:
Basic	14,457	14,552	14,480	14,601
Diluted	14,519	14,702	14,533	14,732

Supplementary Information:
Depreciation and amortization	$6,986	$5,474	$13,291	$11,568
Capital spending	$5,331	$3,536	$7,723	$4,846

Segment Reporting:
Volume (pounds):
Aluminum-Domestic	487,109	531,521	974,867	1,055,957
Aluminum-International	219,174	30,724	340,366	62,212
Zinc	61,898	57,723	116,194	113,431

	768,181	619,968	1,431,427	1,231,600

Percent Tolled:	53%	60%	54%	61%

Revenues:
Aluminum-Domestic	$121,857	132,412	248,974	247,805
Aluminum-International	79,832	5,477	113,096	11,522
Zinc	37,037	42,620	71,739	79,083

	$238,726	$180,509	$433,809	$338,410

Segment Income:
Aluminum-Domestic	5,363	10,348	11,176	16,574
Aluminum-International	6,316	423	9,225	572
Zinc	1,404	1,358	2,510	2,453

	$13,083	$12,129	$22,911	$19,599

(1)	Certain reclassifications have been made to 2002 segment information to conform to the current year presentation.

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IMCO Recycling Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current Assets:
Cash	$24,331	$6,875
Accounts Receivable, Net	67,472	24,501
Inventories	67,451	42,730
Other Current Assets	15,444	16,565

Total Current Assets	174,698	90,671

PP&E, Net	215,788	187,451
Goodwill, Net	67,763	51,118
Investments	1,109	17,467
Other Assets, Net	7,251	4,703

TOTAL ASSETS	$466,609	$351,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$100,327	77,682
Accrued Liabilities	27,511	18,589
Short-Term Notes Payable	8,460	7,420
Current Maturities Of L-T Debt	105,618	94,075

Total Current Liabilities	241,916	197,766

Long-Term Debt	56,591	14,550
Deferred Income Taxes Payable	16,385	10,883
Other Long-Term Liabilities	26,676	11,347
Stockholders’ Equity	125,041	116,864

TOTAL LIABILITIES AND EQUITY	$466,609	$351,410

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